Exhibit 99.1

NEWS RELEASE

Contact: Bruce Frymire

Director, Corporate Communications & Investor Relations

650.965.6042 bfrymire@cybersource.com

CyberSource Achieves Record Revenue, Raises Guidance for 2005

Net income grows 62%, Company adds 1,700 new customers

MOUNTAIN VIEW, Calif. – April 20, 2005 – CyberSource Corporation (NASDAQ: CYBS), a leading provider of electronic payment and risk management solutions, today announced financial results for its first quarter ended March 31, 2005.

•	Revenue increased to $11.2 million, a 32% increase over the same period last year.

•	Net income increased to $1.0 million, a 62% increase over $630,000 in the same period last year.

•	Earnings per share increased to $0.03 per share, a 50% increase over the $0.02 in the same period last year.

•	Transaction volumes increased to 137.7 million, a 38% increase over the 99.7 million transactions recorded in the same period last year.

•	CyberSource added approximately 1,700 new customers in the first quarter, a 325% increase over the 400 added in the first quarter of 2004.

•	The company is raising guidance for 2005.

First Quarter 2005 Financial Results

Revenue: Revenue was $11.2 million compared to $8.5 million in the same period last year, surpassing the company’s previous guidance of $10.4 million.

Gross profit: Gross profit was $7.1 million compared to $6.0 million in the same period last year.

Gross margin: Gross margin was 64% compared to 71% in the same period last year, consistent with guidance.

Operating expenses: Operating expenses were $6.3 million compared to $5.5 million in the same period last year, consistent with guidance.

Net income: Net income was $1.0 million compared to $630,000 in the same period last year, surpassing guidance of $600,000.

Earnings per share: Earnings per share was $0.03 compared to $0.02 in the same period last year, surpassing guidance of $0.02.

Balance sheet: Cash, cash equivalents, and short-term investments at the end of the first quarter in 2005 were $42.8 million. The company has no long term debt. The company used approximately $2.4 million to repurchase stock during the quarter.

Stock buyback program: During the first quarter of 2005, the company repurchased 443,000 shares of common stock at an average price per share of $5.43 for a total cost of approximately $2.4 million.

Highlights for the quarter

Customer growth:

•	CyberSource signed approximately 1,700 new customers in the first quarter of 2005 including: Danskin, Fila Online, iBasis, Match.com, Moneygram International, and NutriSystem. New customers added this quarter bring the company’s total customer count to approximately 8,000, doubling the size of its customer based in the last twelve months.

•	Existing customers that added new services or renewed agreements during the quarter include Bausch & Lomb, Columbia House, DHL, Fujitsu Computer Systems, Holland-America Line Westours, and Sara Lee Direct.

•	International. CyberSource UK customers processed a record 13.7 million transactions in the first quarter of 2005, a 17% increase over the prior quarter and a 147% increase over the same period last year.

Customer satisfaction. The company’s customer satisfaction level, derived from independent third party surveys, continues to be extraordinary. During the first quarter of 2005, 98% of customers contacted by an independent research firm said the company had met or exceeded their expectations.

Guidance

CyberSource is providing guidance for the second quarter of 2005 and is raising guidance for 2005 based on information available as of April 20, 2005.

•	For the second quarter, ending June 30, 2005: Total revenue is expected to be $11.8 million. Transaction and support revenue is expected to be $10.1 million, while enterprise software and professional services revenue is expected to be $0.9 million and $0.8 million, respectively. Gross margin is expected to be 63%. Operating expenses are expected to be $6.5 million, and net income for the second quarter is expected to be $1.1 million or $0.03 per share based on an estimated average of 36 million diluted shares.

•	Guidance for 2005: Total revenue is expected to be $49 million, compared to prior guidance of $46 million. Gross margin is expected to be 62% compared to prior guidance of 65%. Operating expenses are expected to be $25.7 million, up from $25.4 million. Net income for 2005 is expected to be $5.8 million or $0.16 per share, up from prior guidance of $5.2 million or $0.14 per share. Earnings per share is based on an estimated average of 36 million diluted shares.

Public call/web cast details

CyberSource will host a public conference call today, April 20, 2005, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss the first quarter results and current business developments. The call can be accessed in either of the following ways:

Live web cast

http://www.cybersource.com/cgi-bin/ir.pl

A replay of this web cast will remain available at this location through April 30, 2005.

Live conference call

Dial 888-542-8515 (U.S. and Canada) 706-634-2163 (International). The call’s ID number is: 5261141.

A taped replay of this call will be available until April 30, 2005. The dial-in numbers for the taped replay are 800-642-1687 (U.S.) 706-645-9291 (Non U.S.). The call’s ID number is 5261141.

About CyberSource

CyberSource Corporation is a leading provider of electronic payment and risk management solutions. CyberSource solutions enable electronic payment processing for Web,

call center/IVR, and POS environments and manage fraud risk associated with card-not-present transactions. CyberSource Professional Services designs, integrates, and optimizes enterprise-wide commerce transaction systems. Approximately 8,000 businesses use CyberSource solutions, including half the companies comprising the Dow Jones Industrial Average. The company is headquartered in Mountain View, California, and has sales and service offices in Japan, the United Kingdom, and other locations in the United States. For more information, please visit CyberSource’s web site at www.cybersource.com or email info@cybersource.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

Statements in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the company’s expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements in this release include, without limitation, statements regarding: (1) the ability of the company to continue achieving record revenues; (2) the ability of the company to surpass financial guidance in the future; (3) the stock repurchase plan; (4) customer additions in the future; (5) growth in the UK business; (6) the customer satisfaction level being extraordinary and the ability of the company to continue achieving high customer satisfaction levels; and, (7) any and all financial forecasts or guidance including, without limitation, those regarding revenue, gross margin, operating expenses, net income, earnings per share, and cash balance. Factors that could cause actual results to differ materially from the forward looking statements include risks and uncertainties such as changes in customer needs, new products and services offerings by the company and its competitors, any unforeseen event or any unforeseen system failures, and other risks indicated in our filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the documents filed by CyberSource with the Securities and Exchange Commission, specifically the annual report filed on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 10, 2005, and our quarterly reports filed on Form 10-Q from time to time, all of which identify important risk factors.

For more information visit http://www.cybersource.com

Or email to info@cybersource.com or ir@cybersource.com

© 2005 CyberSource Corporation. All rights reserved. CyberSource is a registered trademark in the U.S. and other countries. All other brands and product names are trademarks or registered trademarks of their respective companies.

(Tables to follow.)

CyberSource Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues:
Transaction and support	$9,260	$6,473
Enterprise software	1,135	875
Professional services	765	1,128

Total revenues	11,160	8,476
Cost of revenues:
Transaction and support	3,522	1,875
Enterprise software	131	97
Professional services	389	479

Total cost of revenues	4,042	2,451

Gross profit	7,118	6,025
Operating expenses:
Product development	1,966	1,690
Sales and marketing	2,944	2,488
General and administrative	1,414	1,363

Total operating expense	6,324	5,541

Income from operations	794	484
Interest income, net	245	165

Income before taxes	1,039	649
Income tax provision	21	19

Net income	$1,018	$630

Basic earnings per share	$0.03	$0.02

Diluted earnings per share	$0.03	$0.02

Weighted average number of shares used in computing basic earnings per share	33,318	33,231

Weighted average number of shares used in computing diluted earnings per share	35,426	35,554

CyberSource Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash, cash equivalents and short-term investments	$42,752	$44,703
Accounts receivable, net	6,250	6,494
Prepaid expenses and other current assets	2,494	2,052

Total current assets	51,496	53,249
Property and equipment, net	2,062	1,746
Other noncurrent assets	285	285

Total assets	$53,843	$55,280

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$372	$392
Other accrued liabilities	5,207	5,549
Deferred revenue	1,883	1,840

Total current liabilities	7,462	7,781
Total stockholders’ equity	46,381	47,499

Total liabilities and stockholders’ equity	$53,843	$55,280